EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Among

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.,

QUAKE SUB, INC.

and

STARCRAFT CORPORATION

Dated as of November 23, 2004

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2004 (this “Agreement”), among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Parent”), Quake Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Starcraft Corporation, an Indiana corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of Parent (“Parent Board”), Purchaser (“Purchaser Board”) and the Company (the “Company Board”) have each determined that it is in the best interests of their respective stockholders and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the transaction contemplated herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent and the Company have received voting agreements (the “Voting Agreements”) from certain stockholders of Parent and shareholders of the Company agreeing to vote in favor of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner,” with respect to any securities, means a person who shall be deemed to be the beneficial owner of such securities (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such securities. No person shall be deemed to have acquired beneficial ownership of Shares or shares of Parent Stock for purposes of this Agreement by virtue of execution of this Agreement or any agreement contemplated by this Agreement until the Closing.

“business day” means any day on which banks are not required or authorized to close in the City of New York, New York.

“Company Acquisition Proposal” means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any of its material Subsidiaries or (B) over fifteen percent (15%) of any class of equity securities of the Company or of any of its material Subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its material Subsidiaries, other than the Transactions; provided, however, that for purposes of Section 8.3 of this Agreement, each reference above to “15%” shall be changed to “35%.” A Company Acquisition Proposal includes a Company Superior Proposal.

“Company Common Stock” means the common stock, without par value, of the Company, together with the corresponding common share purchase rights associated with such shares of the Company’s common stock in accordance with the Rights Agreement.

“Company Expenses” means an amount equal to all out-of-pocket expenses and fees of the Company, up to One Million Dollars ($1,000,000) in the aggregate (including, without limitation, fees and expenses payable by the Company to all investment banking firms and other persons, and their respective agents and counsel, for structuring the Transactions and all fees of the Company’s counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by the Company or on the Company’s behalf in connection with the Transactions, and actually incurred or accrued by investment banking firms and other persons, in connection with the negotiation, preparation, execution and performance of this Agreement and the structuring of the Transactions.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Daily Volume Weighted Average Price” means the daily volume weighted average price based on trading on the Nasdaq National Market between 9:30 a.m. and 4:00 p.m. Eastern Time as reported by Bloomberg Financial L.P., or any successor.

“Environmental Claim” means all claims or causes of actions, whether or not asserted, including but not limited to claims by any person or Governmental Authority or other third party, alleging potential liability or responsibility for violation of any Environmental Law or

Environmental Permit or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Pre-Existing Environmental Condition.

“Environmental Laws” means any United States federal, state, local or non-United States laws, statutes (including common law), regulations, directives, ordinances, orders, policies, or decrees relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, generation, treatment, recycling, recovery, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of human health or the environment, including any natural resources.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a person and which, together with the person or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any of the following which has jurisdiction and is exercising lawful authority: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body; or (v) individual, entity or body exercising, and entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including Nasdaq).

“Hazardous Substances” means (i) any material, substance or waste which is defined or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “radioactive,” “toxic substance” or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity by any Governmental Authority pursuant to any Environmental Law; (ii) petroleum, petroleum products and fuel additives, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, and asbestos.

“Intellectual Property” means (i) all United States, non-United States and international patents and patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (ii) all Trademarks; (iii) copyright registrations and applications for registrations thereof, certificates of copyright and copyrighted interests throughout the world, and all rights in mask works; and (iv) trade secrets under all applicable Law, including know-how and confidential and proprietary information.

“knowledge” means as to any party the actual knowledge of each director and executive officer of such party or such knowledge as such officers and directors should reasonably be expected to have in the conduct of their duties.

“Law” or “Laws” means any applicable United States or non-United States statute, law, ordinance, regulation, restriction, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means pledges, claims, liens, charges, restrictions of any nature, leases, assignments, subleases, easements, covenants, rights-of-way, encumbrances, adverse claims, mortgages, options, rights of first refusal, agreements, limitations on voting rights, and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, as to any party, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole.

“Order” means any (i) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) agreement with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Parent Acquisition Proposal” means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of Parent or of any of its material Subsidiaries or (B) over thirty-five percent (35%) of any class of equity securities of Parent or of any of its material Subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning thirty-five percent (35%) or more of any class of equity securities of Parent; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, liquidation, dissolution or similar transaction involving Parent or any of its material Subsidiaries, other than the Transactions. A Parent Acquisition Proposal includes a Parent Superior Proposal.

“Parent Expenses” means an amount equal to all out-of-pocket expenses and fees of Parent or Purchaser, up to One Million Dollars ($1,000,000) in the aggregate (including, without limitation, fees and expenses payable by Parent or Purchaser to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of Parent’s and Purchaser’s counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by Parent or Purchaser or on their behalf in connection with the Transactions, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions, and any financing commitments or agreements relating thereto.

“Permitted Liens” means (a) liens held by Comerica Bank under the credit facilities set forth on Section 3.18 of the Company Disclosure Schedule; (b) liens for unpaid Taxes that either (i) are not yet due and payable or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Section 3.15 of the Company Disclosure Schedule; (c) liens or restrictions or rights set forth on or referred to in Sections 3.1, 3.3, 3.13, or 3.14 of the Company Disclosure Schedule or in the Notes or related documents; (d) the interests of lessors under operating leases and purchase money liens of lessors under capital leases and so long as the lien only attaches to the asset purchased or acquired and only secured the purchase price of the asset; (e) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of the Company and not in connection with the borrowing of money, and which liens either (i) are for sums not yet due and payable, or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Section 3.15 of the Company Disclosure Schedule; (f) liens arising from deposits made in connection with obtaining workers’ compensation or other unemployment insurance; (g) liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of the Company and not in connection with the borrowing of money; (h) liens arising by reason of security for surety or appeal bonds in the ordinary course of business of the Company; (i) with respect to any real property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of companies engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Company, or materially interfere with the ordinary conduct of the business of the Company, excluding, however, any monetary liens (other than the payment of real estate taxes and assessments that are liens for sums not yet due and payable) except to the extent expressly assumed by Parent; (j) the interests of licensors under any license agreements for intellectual property, including software, imbedded software, and the like; and (k) restrictions contained in the Company’s or any Subsidiary’s Articles of Incorporation or Bylaws, or any Subsidiary’s Operating Agreement or Partnership Agreement or Bylaws.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Existing Environmental Condition” means (i) any presence, Release or threatened Release of any Hazardous Substances at, on, under, from or to any property currently or formerly owned, leased, controlled or operated by the Company or any of its Subsidiaries before or at the Closing (and any migration therefrom, whether before or after the Closing); (ii) any presence, Release or threatened Release of any Hazardous Substances at, on, under, from or to any other location before or at the Closing (and any migration therefrom, whether before or after the

Closing); and (iii) any other circumstances occurring before or at the Closing forming the basis of any actual or alleged violation of, or liability under, any Environmental Law.

“Proceeding” means any action, litigation, arbitration, suit, claim, proceeding or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substances.

“S/OX” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Subsidiaries” or a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

“Tax” or “Taxes” means (i) all net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, general use e-mail addresses and other source identifiers, together with (i) all national, foreign and state registrations, applications for registration and renewals and extensions thereof; (ii) all common law rights related thereto; (iii) all goodwill associated therewith; and (iv) and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

This Agreement sets forth the meaning of the following defined terms in the locations indicated below:

Defined Term	Location of Definition
Action	3.9
Agreement	Preamble
Antitrust Division	6.10
Articles of Merger	2.2
Audited 2004 Financial Statements	6.3(c)
Blue Sky Laws	3.5(b)
Certificates	2.9(b)
Closing	2.2
Closing Date	2.2
Code	Recitals
Company	Preamble
Company Balance Sheet	3.7(c)
Company Board	Recitals
Company Disclosure Schedule	Preamble to Article 3
Company Group	3.15(a)
Company Owned Intellectual Property	3.14(d)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.7(a)
Company Shareholder Approval	3.4(a)
Company Shareholders’ Meeting	6.1(a)
Company Stock Options	2.7(a)
Company Superior Proposal	6.5(a)
Company Voting Agreements	6.15(a)
Confidentiality Agreement	6.4(b)
Directors’ Share Plan	2.7(a)
Dissenting Shares	2.8(a)
Distribution Agreement	4.13(a)
Effective Time	2.2
Environmental Permits	3.16(b)
ERISA	3.10(a)
Exchange Agent	2.9(a)
Exchange Ratio	2.6(a)
Fee	8.3(a)
FTC	6.10
GAAP	3.7(b)
GM Rights	4.3(b)

HSR Act	3.5(b)
Indemnified Parties	6.8(b)
Indiana Law	2.3
IP Contracts	3.14(a)
Leased Property	3.13(a)
Leases	3.13(f)
Listed Transaction	3.15(d)
Material Contracts	3.18(a)
Measurement Date	8.1(i)
Measurement Value	8.1(i)
Merger	2.1
Merger Consideration	2.6
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Noteholder Registration Statement	6.17(a)
Notes	2.6(e)
Outside Date	8.1(b)
Owned Property	3.13(a)
Parent	Preamble
Parent Balance Sheet	4.6(c)
Parent Board	Recitals
Parent Disclosure Schedule	Preamble to Article 4
Parent Group	4.11(a)
Parent IP Contracts	4.10(a)
Parent Owned Intellectual Property	4.10(d)
Parent Preferred Stock	4.3(a)
Parent Registered Intellectual Property	4.10(e)
Parent SEC Reports	4.6(a)
Parent Stock	2.6(a)
Parent Stockholder Approval	4.4(a)
Parent Stockholders’ Meeting	6.1(b)
Parent Superior Proposal	6.6(a)
Parent Voting Agreements	6.15(b)
Permits	3.6
Plans	3.10(a)
Preliminary 2004 Financial Statements	3.7(b)
Proxy Statement	3.12
Purchaser	Preamble
Purchaser Board	Recitals
Registered Intellectual Property	3.14(e)
Registration Statement	3.12
Renewal Date	8.1(i)
Reportable Transaction	3.15(d)
Rights	3.3(b)
Rights Agreement	3.3(b)
Series A Common Stock	4.3(a)
Series B Common Stock	4.3(a)
Surviving Corporation	2.1
Tax Exempt Use Property	3.15(f)
Transactions	3.4(a)
Voting Agreements	Recitals

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Indiana Law, Purchaser shall at the Effective Time be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

2.2 Effective Time; Closing. The closing (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, 19900 MacArthur Boulevard, Irvine, California 92612, or such other place as the parties shall agree, at 10:00 am Pacific Time, on the third business day following the satisfaction or waiver, as the case may be, of the conditions set forth in Article 7 or at such other date, time and place as the parties shall agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as is required by, and executed in accordance with, the relevant provisions of Indiana Law. The Merger shall become effective at the time of such filing or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Law of the State of Indiana (“Indiana Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; By-laws.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended to read as set forth in Exhibit ”A” until thereafter amended as provided by Indiana Law and such Articles of Incorporation and shall be the Articles of Incorporation of the Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Purchaser as set forth in Exhibit “B” shall, effective as of the Effective Time, be the By-laws of the Surviving Corporation, until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall as of the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holders of any of the following securities (the aggregate of (a), (d) and (e), is the “Merger Consideration”):

(a) Each Share (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 2.341 shares (“Exchange Ratio”) of common stock, par value $.001 per share, of Parent (“Parent Stock”) and cash in lieu of fractional shares as set forth in Section 2.10, payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.9, of the certificate that formerly evidenced such Share. Parent shall have the right to increase the Exchange Ratio as provided in Section 8.1(i). If, prior to the Effective Time, Parent should split or combine the shares of Parent Stock, or pay a stock dividend or other stock distribution in, or in exchange for, shares of Parent Stock, or engage in any similar transaction, the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction. Each Dissenting Share shall not be converted into the right to receive any shares of Parent Stock and shall only have the rights described in Section 2.8.

(b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(d) Each holder of a Company Stock Option shall be given the election (i) to receive the cash payment described in Section 2.7(a), or (ii) to have such Company Stock Option cancelled and converted into the Parent options described in Section 2.7(a).

(e) Each right to acquire a share of Company Common Stock upon conversion of those certain 8.5% Convertible Subordinated Promissory Notes (the “Notes”), due July 1, 2009, in aggregate principal amount of $15,000,000 issued by the Company shall be converted in accordance with the terms of such Notes into the right to receive that number of shares of Parent

Stock equal to the number of shares of Company Common Stock into which they are convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio.

2.7 Employee Stock Options.

(a) Prior to the Effective Time, the Company shall have adopted such resolutions, taken such actions and obtained any necessary consents (including the consent of individual option holders or awardees, if necessary) as may be required to provide that (i) (A) every option to acquire shares of Company Common Stock outstanding at the Effective Time (the “Company Stock Options”) shall be assumed by Parent as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Exchange Ratio; provided, however, that with respect to any Company Stock Option that is an incentive stock option within the meaning of the Code, such substitution shall be effected in accordance with Section 424(a) of the Code; or (B) the holder of such Company Stock Option shall have agreed to surrender and cancel such Company Stock Option in full in exchange for a payment (to be made at the Effective Time by Parent) equal to the difference, if any, between $15.61 per share of Company Common Stock and the applicable per-share exercise price, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and then vested and exercisable; and (ii) each holder of an outstanding interest in the Company’s directors share plan effective as of July 3, 1995 (the “Directors’ Share Plan”) shall have agreed to surrender and cancel such interest in exchange for a payment (to be made at the Effective Time by Parent) equal to $15.61 per share of Company Common Stock represented by such interest.

(b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the Transactions so as to exempt such dispositions under Rule 16b-3 of the Exchange Act. To the extent any option holder becomes a director or executive officer of Parent at or before the Effective Time, Parent shall take all action reasonably necessary to approve the issuance of any replacement option so as to exempt such award under Section 16b-3 of the Exchange Act.

2.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted such Shares in favor of the Merger and who shall have properly asserted dissenters’ rights for such Shares in accordance with Chapter 44 of the Indiana Business Corporation Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any shares of Parent Stock. Such shareholders shall be entitled only to such rights as are granted by the provisions of such Chapter 44, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand payment for such Shares under such Chapter 44 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Parent Stock under Section 2.6(a), without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for payment or notices of intent to demand payment received by the Company, under such Chapter 44 withdrawals of such demands, and any other instruments served pursuant to Indiana Law and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any shareholders asserting dissenters’ rights under such Chapter 44. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment or offer to settle or settle any such demands made under such Chapter 44.

2.9 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent (the “Exchange Agent”) for the holders of Shares to receive Parent Stock to which holders of Shares shall become entitled pursuant to Section 2.6(a). Within three (3) business days after the Effective Time, Parent or Purchaser shall deposit with the Exchange Agent certificates representing the number of whole shares of Parent Stock and cash in lieu of fractional shares into which such Shares are converted in the Merger. Such funds shall be invested by the Exchange Agent or other person engaged for that purpose by the Exchange Agent.

(b) As soon as reasonably practicable (and in any event within 10 business days) after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive shares of Parent Stock pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor such shares of Parent Stock, and any cash in lieu of fractional shares, which such holder has the right to receive pursuant to the provisions of this Article 2, and such Certificate shall then be canceled. No interest shall accrue or be paid on amounts payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If delivery of Parent Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such transfer shall have paid all transfer and other taxes required by reason of the delivery of Parent Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

(c) At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Stock and any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation, Parent, nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of Parent Stock and cash in lieu of fractional shares into which the Shares are converted in the Merger in accordance with this Article 2. When authorizing such issuance in exchange therefor, Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed. Subject to the preceding sentence, no dividends that are declared on shares of Parent Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of Parent Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Stock shall be issued, any dividends which shall have become payable with respect to such shares of Parent Stock between the Effective Time and the time of such surrender.

(f) Each of the Surviving Corporation, Purchaser and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, the Company Stock Options, or the Notes such taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Purchaser or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the Company Stock Options, or the Notes, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Purchaser or Parent.

2.10 No Fractional Shares. No fractional shares of Parent Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Stock pursuant to Section 2.6, cash adjustment will be paid to each holder in respect of any fractional share of Parent Stock that would otherwise be issuable to such holder (after taking into account all the certificates representing Shares delivered by such holder). The amount of such adjustment shall be the product of such fraction of a share of Parent Stock multiplied by the closing sales price per share of Parent Stock on the Nasdaq National Market on the business day preceding the Closing Date.

2.11 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in Law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Purchaser or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Purchaser or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

2.12 Plan of Merger. The Plan of Merger to be filed with the Articles of Merger shall consist of the text of this Article 2, omitting Section 2.2 and this Section 2.12, provided, that (i) the final Exchange Ratio shall be specified in the text of Section 2.6(a), (ii) the words “as set forth in Exhibit “B” in Section 2.4(b) shall be omitted, and (iii) the second sentence of Section 2.6(a) shall be omitted. The Plan of Merger shall also include necessary definitions of terms provided for in this Agreement and shall be in such customary and legally sufficient form appropriate for filing with the Articles of Merger as Company and Parent reasonably approve.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (the “Company Disclosure Schedule”) delivered to Parent, with section references in the Company Disclosure Schedule that correspond to the applicable sections of this Agreement, or in the Company SEC Reports on file with (or furnished to) the SEC, in each case at or prior to the execution of this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the Subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the Subsidiaries of the Company consist of (i) shares of capital stock or other equity interests that are owned, directly or indirectly, by the Company; and (ii) such securities as are set forth in Section 3.1(b) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (A) have been duly authorized, validly issued and are fully paid and nonassessable; (B) are owned directly or indirectly by the Company, free and clear of all Liens except as set forth on Section 3.1(b) of the Company Disclosure Schedule; and (C) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. Except as set forth above or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

(c) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the interests in Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule.

3.2 Articles of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents of the Company, each as amended to date, and each of its Subsidiaries. All such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation, By–laws or equivalent organizational documents. The minute books of the Company contain complete and correct records of all meetings and accurately reflect all consents, resolutions and other material actions taken by the shareholders, the Company Board and all committees of the Company Board since October 1, 1999.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof: (i) 8,968,691 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Shares are held in the treasury of the Company; (iv) no Shares are held by any of the Company’s Subsidiaries; (v) 833,401 shares of Company Common Stock are subject to outstanding options, 814,030 of which are vested and exercisable in accordance with their terms and 19,371 of which remain unvested; (vi) 833,401 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to stock option plans of the Company or any of the Company’s Subsidiaries; and (vii) rights to receive 28,074 shares of Company Common Stock as deferred compensation are vested under the Directors’ Share Plan. Since June 27, 2004 to the date of this Agreement, no Shares or securities convertible into or exercisable for shares of Company Common Stock or other securities of the Company have been issued other than the Notes and Shares issued pursuant to the exercise of employee stock options or stock incentive rights granted pursuant to stock option plans of the Company and outstanding as of June 27, 2004.

(b) Except as set forth in this Section 3.3 and except for (i) the Voting Agreements; (ii) the rights (the “Rights”) issued pursuant to the Rights Agreement dated as of August 12, 1997, between the Company and Harris Trust & Savings Bank, as Rights Agent (the “Rights Agreement”); and (iii) the Notes, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote on any matters on which the shareholders of the Company may vote are issued or outstanding.

(c) All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all outstanding options to purchase Shares or other securities of the Company and the exercise prices thereof.

(e) Each outstanding share of capital stock or other equity interests owned of record by the Company in each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest is owned by the Company or another of its Subsidiaries free and clear of all Liens.

3.4 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger (the “Transactions” or, individually, “Transaction”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on its part, and no other corporate proceedings on the part of the Company under the Indiana Business Corporation Law are necessary to authorize this Agreement or to consummate the Transactions other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares (the “Company Shareholder Approval”) and the filing and recordation of appropriate merger documents as required by Indiana Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The restrictions on business combinations contained in Chapter 43 of Indiana Law have been satisfied with respect to, or are not applicable to, the Transactions.

(c) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock required by applicable Law and the Company’s organizational instruments to duly effect the approval and adoption of this Agreement and the Transactions. Pursuant to meetings duly noticed and convened in accordance with all applicable Laws and the Company’s Articles of Incorporation and By-laws, and at each of which a quorum was present, the Company Board, after full and deliberate consideration, unanimously has (i) duly approved this Agreement and resolved that the Merger and the Transactions are fair to, advisable and in the best interest of the Company’s shareholders; (ii) resolved to unanimously recommend to the Company’s shareholders that they approve and adopt this Agreement and the Transactions; and (iii) directed that the Merger be submitted for consideration by the holders of Company Common Stock at the Company Shareholders’ Meeting for such purpose.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and the delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) subject, in the case of the Merger, to obtaining the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any Law by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation by which the Company or any of its Subsidiaries is bound.

(b) The execution and the delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Nasdaq, the requirements in the countries where a merger filing may be necessary or advisable, and filing and recordation of appropriate merger documents as required by Indiana Law; and (ii) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions and would not have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits” or, individually, “Permit”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports and documents it is required to file or furnish with or to the SEC since January 1, 2003 (the “Company SEC Reports”). The Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any form, report or other document with the SEC.

(b) Each of (i) the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, (ii) the Company’s preliminary annual consolidated financial statements for the fiscal year ending October 3, 2004 provided to Parent (the “Preliminary 2004 Financial Statements”) and (iii) as of the Closing, the Audited 2004 Financial Statements, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 27, 2004 including the notes thereto (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 27, 2004 that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Crowe Chizek & Company LLC, who has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the SEC Reports is an independent public or certified public accountant firm as required under the Securities Act and the Exchange Act.

(d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC as exhibits to the Company SEC Reports and that are currently in effect.

(e) The Company is in compliance with the provisions of S/OX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company’s independent auditors and outside counsel, respectively, to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of S/OX which shall become applicable to the Company after the date hereof.

3.8 Absence of Certain Changes or Events. Since October 3, 2004, except as contemplated by this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since October 3, 2004, there has not been:

(a) any change in the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company or any of its Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its Subsidiaries and having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(c) any change by the Company in its financial or tax accounting methods, principles or practices;

(d) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

(e) any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practices;

(f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities; or

(g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice.

3.9 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that could have a Material Adverse Effect or is reasonably likely to result in liability of the Company in excess of $300,000 (including all related claims); or seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not prevent or materially delay consummation of the Merger or not would have a Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate and (ii) any material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any of its Subsidiaries (collectively, the “Plans”).

(b) The Company has delivered to Purchaser true, correct and complete copies of all documents creating or evidencing any Plan listed in Section 3.10(a) of the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all Internal Revenue Service determination, opinion, notification and advisory letters, and any pending applications and correspondence to or from the Internal Revenue Service or the Department of Labor with respect to any such application or letter; (iii) all written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company received by employees in the last two (2) years; (iv) nondiscrimination test reports for each applicable Plan for most recent plan year; (v) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan for the most recent plan year; and (vi) all reports, forms and other documents required to be filed with any Governmental Authority in the last three (3) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA). Neither the Company nor any of its Subsidiaries has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) None of the Plans is a (i) defined benefit plan (within the meaning of Section 3(35) of ERISA); (ii) a plan subject to Section 412 of the Code; (iii) a multiemployer plan (within the meaning of Section 3(37)(A) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iv) a pension plan for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”). None of the Plans (x) provides for the payment of separation, severance, termination or similar-type benefits to any person, (y) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (z) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries except as may otherwise be required by applicable Law. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(d) Each Plan is and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

(e) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are materially accurate.

(f) All expenses and liabilities relating to the Plans have been, and will on the Closing be, fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

(g) Each of the Plans that is intended to qualify under Section 401(a) of the Code has been timely amended to incorporate the applicable provisions of the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers’ Relief Act of 1997, the IRS Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, and subsequent legislation enacted through the date hereof and is the subject of a favorable determination, notification, or opinion letter issued by the Internal Revenue Service after January 1, 1997 approving each such Plan as so amended. Each trust maintained pursuant to any such Plan has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could reasonably be expected to adversely affect the qualification of the Plan and its related trust.

(h) There has not been any prohibited transaction (within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code) with respect to any Plan.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

(j) All of the Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in Parts 160, 162, and 164 of Title 45 of the Code of Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act, or any similar state law requirements.

(k) Each of the Plans can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any liability to the Company, Purchaser or any of its Affiliates other than with respect to accrued obligations and medical and welfare claims incurred prior to such amendment or termination.

(l) Neither the Company nor any of its ERISA Affiliates currently maintains or has maintained in the six (6) years preceding the Closing Date any material employee benefit plan, program, or arrangement that is not subject to United States law or that covers individuals who are not employed in the United States.

3.11 Labor and Employment Matters.

(a) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other court or tribunal or any current union representation questions involving employees of the Company or any of its Subsidiaries. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The consent of any labor union is not required to consummate the Transactions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, individual and collective consultation, notice of termination, redundancy and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. To the knowledge of the Company, the Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the Company’s knowledge, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the Company’s knowledge, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries have employed or employ any person. No inquiry or investigation affecting the Company or any of its Subsidiaries has been made and is now pending or, to the Company’s knowledge, threatened by the Commission for Racial Equality, the Equal Opportunities Commission or any similar body.

(c) The employment of each of the employees of the Company or any of its Subsidiaries is terminable at will, without cause or prior notice. Neither the consummation of the Transactions nor any termination of employment of any employees of the Company or any of its Subsidiaries will result in or give rise to (i) any liability to make any severance, retention, termination, change of control, “golden parachute,” or any other payment to present or former employees; or (ii) the acceleration of any other rights or benefits to any present or former employee, whether pursuant to a Plan, Law, contract or otherwise. There are no customs, established practices or discretionary arrangements of the Company or, to the knowledge of the Company, any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary). Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee. There is no term of employment of any employee of the Company or any of its Subsidiaries which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

3.12 Information in Registration Statement and Proxy Statement. The information relating to and provided by the Company and its Subsidiaries, or their respective representatives, to be contained in the registration statement on Form S-4 to be filed with the SEC by Parent for the purpose of registering the shares of Parent Stock to be issued in the Merger (the “Registration Statement”) and the joint proxy statement to be distributed in connection with the Parent Stockholders’ Meeting and the Company Shareholders’ Meeting to vote upon this Agreement (such joint proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, with respect to the Proxy Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading. The Proxy Statement and the Registration Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their representatives for inclusion in the Proxy Statement or the Registration Statement.

3.13 Property and Leases.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all of the real property owned or currently leased by the Company (the “Owned Property” and the “Leased Property,” respectively). All such real property is in all material respects adequate for the uses for which it is currently devoted. Company has good and insurable title in fee simple absolute to the Owned Property indicated on Section 3.13(a) of the Company Disclosure Schedule to be owned by it, and to the buildings, structures and improvements therein, free and clear of any and all Liens, except Permitted Liens.

(b) All leases of the Leased Property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except as would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

(c) The current use of the facilities located on the Owned Property and the Leased Property does not violate any applicable local zoning or similar land use or government regulations of any Governmental Authority in any material respect.

(d) The Owned Property is not subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts, agreements, commitments, letters of intent or similar written understandings as of the date hereof with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of the Owned Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company’s interest in the Owned Property or any part thereof.

(e) Neither the Owned Property nor the Leased Property violates any material provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations, of any Governmental Authority, and the

Company and its Subsidiaries are in material compliance with all applicable Laws relating to the Owned Property or the Leased Property or any part thereof.

(f) The Company has delivered to Purchaser true, correct and complete copies of all leases relating to the Leased Property and all amendments and modifications thereof (“Leases”). All such Leases are valid, binding and in full force and effect and are enforceable by the Company or its Subsidiaries in accordance with their terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company and its Subsidiaries have performed all material obligations required to be performed by them to date under each such Lease, and there has been no material breach or default under any such leases by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, nor any such breach or default by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto which with notice or lapse of time or both would constitute an event of default thereunder.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule contains an accurate and complete list of all Material Contracts, licenses, sublicenses, agreements and other arrangements as to which the Company or any of its Subsidiaries is a party and pursuant to which any person (including the Company or any of its Subsidiaries) is authorized to use Intellectual Property, other than computer software licenses that are readily commercially available (collectively, the “IP Contracts”). Section 3.14(a) of the Company Disclosure Schedule contains an accurate and complete list of all Trademarks of the Company and its Subsidiaries used in the business of the Company and its Subsidiaries as currently conducted, whether either owned by or registered in the name of the Company or any of its Subsidiaries or owned by third parties and licensed to the Company or any of its Subsidiaries, specifying as to each, as applicable: (i) the owner of such Intellectual Property; and (ii) the jurisdictions by or in which such Trademarks have been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing.

(b) The Company and its Subsidiaries have all requisite right, title and interest in, or valid and enforceable rights under IP Contracts, to use all Intellectual Property necessary to the conduct of their business as presently conducted. Neither the Company nor any of its Subsidiaries has knowledge that, nor has the Company or any of its Subsidiaries received any oral, written, or other communication claiming or alleging that, the conduct of the businesses of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights, rights of publicity or privacy, or any other rights of, or libels or defames, any third party or person or constitutes unfair competition or trade practices (the Company and its Subsidiaries are not aware of any basis therefore and have not received any oral, written, or other communication claiming or alleging any of the foregoing).

(c) Each item of Intellectual Property currently used by each of the Company or its Subsidiaries and material to the conduct of its business as currently conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have written agreements by which they validly assigned all of their rights, title and interest, including Intellectual Property rights therein, in and to such item of Intellectual Property to the Company or its Subsidiaries, as applicable; or (ii) duly and validly licensed to the Company or its Subsidiaries for use in the manner currently used by the Company or its Subsidiaries under an IP Contract.

(d) Each item of Intellectual Property currently owned by or registered in the name of the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any Lien (other than Permitted Liens and the rights of Kelly L. Rose to acquire certain Company Owned Intellectual Property in connection with the Merger); (iv) to the knowledge of the Company, has not been, and is not currently, infringed upon or misappropriated by any third parties or persons; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; (vi) to the knowledge of the Company and its Subsidiaries, is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof; and (vii) any applications, registrations and other filings for which will not be required to be renewed for at least ninety (90) days after the Closing. The Company and its Subsidiaries have taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and their proprietary rights in all of the Company Owned Intellectual Property not otherwise protected by patents, patent applications, or copyright or trademark law.

(e) The Company has delivered or will deliver to Parent within ten (10) days after the execution of this Agreement copies of all United States, non-United States and international (i) patents, patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications of the Company and each of its Subsidiaries; and (ii) all registrations of the Company and each of its Subsidiaries of, and applications to register, other Intellectual Property rights, including, without limitation, with respect to trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Registered Intellectual Property”). Except to the extent that there is not a Material Adverse Effect on the Company and its Subsidiaries, all necessary registration, maintenance and renewal fees in connection with each item of Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining the Company’s and its Subsidiaries’ rights in such Registered Intellectual Property.

(f) The Company has no knowledge of any facts, circumstances or information that (i) would render any Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Registered Intellectual Property; or (iii) would adversely affect, impede or otherwise limit the ability of any of the Company or its Subsidiaries to use, commercialize, license or exploit any Intellectual Property in the manner currently used by the Company and its Subsidiaries in the conduct of their business.

(g) Upon the Closing, all the Company Owned Intellectual Property (other than Company Owned Intellectual Property required to be assigned to Kelly L. Rose) will be owned by the Company or will be immediately available for use by the Company on terms and conditions substantially identical to those under which Company or its Subsidiaries presently use such Company Owned Intellectual Property, without any affirmative act by the Company or any other person.

(h) All directors, officers, management employees, and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company and its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

3.15 Taxes.

(a) Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries (the “Company Group”) have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company Group with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Reserves. The amount of the Company Group’s liability for unpaid Taxes for all periods ending on or before October 3, 2004 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the balance sheet contained in the Preliminary 2004 Financial Statements, and the amount of the Company Group’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheet contained in the Preliminary 2004 Financial Statements, as adjusted for operations and transactions in the ordinary course of business since October 3, 2004 in accordance with past custom and practice.

(c) Returns Furnished. The Company has made available to Parent true and complete copies of (i) relevant portions of federal and any other material income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company Group relating to Taxes; and (ii) all federal and state income or franchise tax returns for the Company Group for all periods ending on and after October 31, 2001. No member of the Company Group has ever been a member of an affiliated group filing consolidated returns other than a group of which the Company was the common parent corporation. No member of the Company Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been made available to Parent.

(d) Tax Deficiencies; Audits; Statutes of Limitations. The Tax Returns of the Company Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or, to the Company’s knowledge, orally, formally or informally). No deficiencies exist or have been asserted (either in writing or, to the Company’s knowledge, orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company Group, and no member of the Company Group has received notice (either in writing or orally, formally or informally) or, to the Company’s knowledge, expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. No member of the Company Group is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or, to the Company’s knowledge, orally, formally or informally) against the Company Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company Group. Each member of the Company Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No member of the Company Group has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (“Listed Transaction”) (determined without regard to whether such transaction is a reportable transaction under that regulation (“Reportable Transaction”)).

(e) Tax Sharing Agreements. The Company Group is not (nor has it ever been) a party to any tax sharing agreement or tax indemnity agreement and has not assumed the Tax liability of any other person under contract.

(f) Tax Elections and Special Tax Status. No member of the Company Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Company Group is tax exempt use property within the meaning of Section 168(h) of the Code (“Tax Exempt Use Property”). No member of the Company Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company Group pursuant to Section 162(m) of the Code. The Company Group has not agreed, nor is it required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. No member of the Company Group has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

3.16 Environmental Matters. Except insofar as the failure of any of the following statements in this Section 3.16 to be accurate would not have a Material Adverse Effect on the Company:

(a) The operations of the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Environmental Laws.

(b) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all Permits required under any Environmental Law (“Environmental Permits”), and each such Environmental Permit is in full force and effect, and will not cease to be in full force and effect after the Closing solely as a result of the Merger and the other Transactions.

(c) Neither the Company, its Subsidiaries nor any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries is subject to any Order or, to the Company’s knowledge, proposed Order under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice from any person or Governmental Authority regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both), a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Permit.

(d) There are no Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending or to the Company’s knowledge threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Authority, by against or affecting the Company, its Subsidiaries, the business conducted by the Company and its Subsidiaries, or any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries involving any actual or alleged Environmental Claim or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Permit. Neither the Company nor any of its Subsidiaries has received any notice or other communication (whether written or to the Company’s knowledge oral) from any person or Governmental Authority, and no condition or circumstance exists, that (with or without notice or lapse of time or both) is likely to directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding;

(e) Neither the Company nor any of its Subsidiaries has Released or threatened to Release, or arranged for any other person to Release, any Hazardous Substance at, on, under, from or to any property currently or formerly owned, leased, controlled or operated by the Company or any of its Subsidiaries, except in each case (i) in full compliance with Environmental Law; (ii) in a manner that would not give rise to any Environmental Claim; and (iii) at a location that is (A) fully permitted for such Release; (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act or any similar list under any other Environmental Law; and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law.

(f) No Release or threatened Release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to (i) any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries; or (ii) to the Company’s knowledge any other location at which any Hazardous Substance generated, transported, stored, treated or disposed by the Company or its Subsidiaries has come to be located, and to the Company’s knowledge no Hazardous Substance is present in, on, under or about, or migrating to or from any such property that could give rise to any Environmental Claim.

(g) There are no Liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any property owned, leased, controlled or operated the Company or any of its Subsidiaries, and no action of any Governmental Authority or other person has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, declarations or deed restrictions.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, pursuant to any applicable Environmental Law (including any so-called “transaction-triggered” or “responsible property transfer” Environmental Laws) or Environmental Permits, result in any obligations for site investigation, remediation or other action with respect to any Hazardous Substance, or any notice to, or consent of, any Governmental Authorities or other person.

(i) Neither the Company nor any of its Subsidiaries is party to any agreement pursuant to which the Company or its Subsidiaries has agreed to defend, indemnify or hold harmless any other person for any Environmental Claim or other liability or loss arising under or related to Environmental Law.

(j) The Company has provided to Parent complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Company’s, its Subsidiaries’ or the Company’s or its Subsidiaries’ counsel’s possession or control or to which the Company or any of its Subsidiaries has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with any applicable Environmental Law.

(k) Notwithstanding the foregoing, to the extent any of the statements in this Section 3.16 apply to property other than Owned Property or the Leased Property, each such representation is made and shall be deemed made only to the Company’s knowledge.

3.17 Amendment to Rights Agreement.

(a) The Company Board has taken all necessary action so that none of the execution or delivery of this Agreement, nor performance by the respective parties hereto of their obligations hereunder, nor any of the Transactions will cause (i) the Rights to become exercisable under the Rights Agreement; (ii) Parent or Purchaser or any of their affiliates to be deemed an “Acquiring Person” (as defined in the Rights Agreement); or (iii) the “Share Acquisition Date” (as defined in the Rights Agreement) to occur upon any such event.

(b) The “Distribution Date” (as defined in the Rights Agreement) has not occurred.

3.18 Material Contracts.

(a) Clauses (i) through (viii) of Section 3.18 of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule or as required to be filed with any Company SEC Report and the IP Contracts being “Material Contracts,” or a “Material Contract”):

(i) each contract and agreement that (A) is likely to involve consideration of more than $500,000, in the aggregate, during the fiscal year ended October 3, 2004, or (B) is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(ii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party except any such contract that can be canceled by the Company or any of its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants involving payments in excess of $300,000, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $500,000;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or, to the knowledge of the Company, any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses; and

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, the absence or breach of which would have a Material Adverse Effect.

(b) Each Material Contract is a legal, valid and binding agreement of the Company, the Company is not in default under any Material Contract and none of the Material Contracts has been canceled by the other party. To the Company’s knowledge, no other party is in breach of, violation of or default under any Material Contract. The Company and its Subsidiaries are not in receipt of any claim of default under any such Material Contract. Neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

3.19 Insurance.

(a) As of the date hereof, the Company and its Subsidiaries are, and continually since the later of October 1, 2001 or the date of acquisition by or merger with the Company or an affiliate of Company have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(b) With respect to each such insurance policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, except (A) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to October 1, 2001 has the Company or, to the knowledge of the Company, any of its Subsidiaries (i) been denied any insurance or indemnity bond coverage which it has requested; (ii) made any material reduction in the scope or amount of its insurance coverage; or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto (or with respect to similar insurance) in prior years (except for increases in insurance premium for such coverages such as are consistent with premium increases in the insurance industry as a whole for coverages for businesses such as the Company’s business) or that any current insurance coverage will not be available in the future, other than as a result of the Transactions, substantially on the same terms as are now in effect.

3.20 Brokers. No broker, finder or investment banker other than Starshak Welnhofer & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Starshak Welnhofer & Co. pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.21 Takeover Laws. The Company Board has taken all action, if any, necessary to ensure that no provision of the Company’s Articles of Incorporation or By-laws or Indiana Law or any other law of the State of Indiana will impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Purchaser to engage in any Transaction or to vote or otherwise exercise all rights as a shareholder of the Company. Other than the HSR Act and similar anti-trust laws, no other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Transactions.

3.22 Customers and Suppliers. There has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer who accounted for more than ten percent (10%) of the Company’s sales (on a consolidated basis) during the period from June 27, 2004 to the date hereof, or any supplier from whom the Company and its Subsidiaries purchased more than ten percent (10%) of the goods or services (on a consolidated basis) which it purchased during the same period. The Company has no reason to believe that the benefits of any relationship with any of such customers or suppliers will not continue after the Effective Time in substantially the same manner as prior to the date hereof assuming the Company and its Subsidiaries continue to be operated substantially as before the Closing.

3.23 Certain Business Practices. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has:

(a) used any funds for contributions, gifts, entertainment or other unlawful payments relating to political activity in violation of applicable Laws;

(b) made any payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of applicable Laws, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

(c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or

(d) made any other such payment in violation of applicable Laws.

3.24 Affiliate Transactions. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or other affiliates of the Company and its Subsidiaries, on the other hand.

3.25 Opinion of Financial Advisor. The Company has received the opinion of Starshak Welnhofer & Co. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

3.26 Books and Records.

(a) The books, records and accounts of the Company and its Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the financial statements contained in the SEC Reports.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles; and (B) to maintain accountability for assets.

(c) The Company maintains a system of disclosure controls and procedures that comply with Rules 13a-14 and 13a-15 of the Exchange Act and that are designed to ensure that information required to be disclosed by the Company in its reports or other documents filed with or furnished to the SEC is recorded, processed, summarized and reported within the time periods required by the SEC’s rules and forms, including, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s senior management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the disclosure letter (the “Parent Disclosure Schedule”) delivered to the Company, with section references in the Parent Disclosure Schedule that correspond to the applicable sections of this Agreement, or in the Parent SEC Reports on file with (or furnished to) the SEC, in each case at or prior to the execution of this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and State of Indiana, respectively, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the business or operations of Parent and Purchaser and their respective Subsidiaries taken as a whole.

4.2 Certificate of Incorporation and By-laws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws of Parent, each as amended to date. Such Certificate of Incorporation and By laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 42,000,000 shares of Parent Stock; 12,000,000 shares of Series A common stock, par value $.001 per share (“Series A Common Stock”); 6,000,000 shares of Series B common stock, par value $.001 per share (“Series B Common Stock”); and 20,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of November 22, 2004: (i) 30,711,924 shares of Parent Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Series A Common Stock were issued and outstanding; (iii) 999,969 shares of Series B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (iv) no shares of Parent Preferred Stock were issued and outstanding; (v) no shares of Parent Stock were held in the treasury of Parent; (vi) no shares of Parent Stock were held by any of Parent’s Subsidiaries; (vii) 2,638,131 shares of Parent Stock were subject to outstanding options to purchase Parent Stock; (viii) 1,519,668 shares of Parent Stock were reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to stock option plans of Parent; and (ix) 245,444 shares of Parent Stock subject to outstanding warrants to purchase Parent Stock.

(b) Except as set forth in this Section 4.3 and except for (i) the Voting Agreements and (ii) the rights issued pursuant to the Registration Rights Agreement dated June 12, 2001, and the Stock Transfer Agreement dated June 12, 2001 between Parent and GM (the

“GM Rights”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries.

(c) All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Stock or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.

(d) Each outstanding share of capital stock of each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another of its Subsidiaries free and clear of all Liens.

4.4 Authority Relative to This Agreement.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the issuance of Parent Stock, to obtaining approval of the stockholders of Parent, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on their parts, and no other corporate proceedings on the part of Parent under the Delaware General Corporation Law or Purchaser under the Indiana Business Corporation Law are necessary to authorize this Agreement or to consummate the Transactions, other than (i) the amendment of Parent’s Certificate of Incorporation to increase its authorized capital stock; (ii) the approval of the stockholders of Parent for the issuance of Parent Stock pursuant to this Agreement (“Parent Stockholder Approval”); and (iii) with respect to the Merger, the filing and recordation of appropriate merger documents as required by Indiana Law. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Pursuant to meetings duly noticed and convened in accordance with all applicable Laws and Parent’s Certificate of Incorporation and By-laws, and at each of which a quorum was present, Parent Board, after full and deliberate consideration, unanimously has (i) duly adopted this Agreement and resolved that the Merger and the Transactions are in the best interests of Parent’s stockholders; and (ii) resolved unanimously to recommend to all of Parent’s stockholders that they affirmatively vote to approve the issuance of Parent Stock in the Merger at the Parent Stockholders’ Meeting. Purchaser Board unanimously has duly approved this Agreement and has determined that the Merger is advisable. The affirmative vote (in person or by duly authorized and valid proxy) at the Parent Stockholders’ Meeting of the holders of a majority of (i) the total votes cast on the proposal to approve the issuance of Parent Stock pursuant to the Merger and the Transactions, and (ii) the outstanding shares of Parent’s capital stock entitled to vote to approve the amendment to Parent’s Certificate of Incorporation, are the only votes of the holders of any class or series of Parent’s capital stock required by applicable Law (including the rules and regulations and listing requirements of the Nasdaq National Market) and Parent’s organizational instruments to effect such approval.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or By-laws of Purchaser, assuming the amendment of Parent’s Certificate of Incorporation to increase Parent’s authorized capital stock; (ii) subject, in the case of the issuance of Parent Stock and the amendment of Parent’s Certificate of Incorporation, to obtaining approval of Parent’s stockholders, conflict with or violate any Law applicable to Parent or Purchaser or any Law by which any property or asset of either of them is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws, the HSR Act, Nasdaq, the requirements in the countries where a merger filing may be necessary or advisable, and the filing and recordation of appropriate merger documents as required by Indiana Law; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

4.6 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003 (the “Parent SEC Reports”). The Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent as of July 31, 2004, including the notes thereto (the “Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since July 31, 2004 that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Ernst & Young LLP, who has expressed its opinion with respect to the financial statements of Parent included in the SEC Reports is an independent public or certified public accountant firm as required under the Securities Act and the Exchange Act.

(d) Parent is in compliance with the provisions of S/OX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Parent’s independent auditors and outside counsel, respectively, to ensure Parent’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of S/OX which shall become applicable to Parent after the date hereof.

4.7 Information in Registration Statement and Proxy Statement. The information relating to Parent and Purchaser contained in the Registration Statement and the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, with respect to the Proxy Statement, and at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which shall have become false or misleading. The Proxy Statement and the Registration Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents.

4.8 Absence of Certain Changes or Events. Since April 30, 2004, except as contemplated by this Agreement, the Parent, Purchaser and their respective Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since April 30, 2004, there has not been any change in the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Parent, Purchaser and their respective Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.9 Absence of Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority that could have a Material Adverse Effect or seeks to materially delay or prevent the consummation of any Transaction. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

4.10 Intellectual Property.

(a) Section 4.10 of the Parent Disclosure Schedule contains an accurate and complete list of all material contracts, licenses, sublicenses, agreements and other arrangements as to which Parent or any of its Subsidiaries is a party and pursuant to which any person (including Parent or any of its Subsidiaries) is authorized to use Intellectual Property, other than computer software licenses that are readily commercially available (collectively, the “Parent IP Contracts”). Section 4.10 of the Parent Disclosure Schedule contains an accurate and complete list of all Trademarks of Parent and its Subsidiaries used in the businesses of Parent and its Subsidiaries as currently conducted, whether either owned by or registered in the name of Parent or any of its Subsidiaries or owned by third parties and licensed to Parent or any of its Subsidiaries, specifying as to each, as applicable: (i) the owner of such Intellectual Property; and (ii) the jurisdictions by or in which such Trademarks have been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing.

(b) Parent and its Subsidiaries have all requisite right, title and interest in, or valid and enforceable rights under the Parent IP Contracts, to use all Intellectual Property necessary to the conduct of their business as presently conducted. Neither Parent nor any of its Subsidiaries has knowledge that, nor has Parent or any of its Subsidiaries received any oral, written, or other communication claiming or alleging that, the conduct of the businesses of Parent and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual

Property rights, rights of publicity or privacy, or any other rights of, or libels or defames, any third party or person or constitutes unfair competition or trade practices (Parent and its Subsidiaries are not aware of any basis therefore and have not received any oral, written, or other communication claiming or alleging any of the foregoing).

(c) Each item of Intellectual Property currently used by each of Parent or its Subsidiaries and material to the conduct of its business as currently conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have written agreements by which they validly assigned all of their rights, title and interest, including Intellectual Property rights therein, in and to such item of Intellectual Property to Parent or its Subsidiaries, as applicable; or (ii) duly and validly licensed to Parent or its Subsidiaries for use in the manner currently used by Parent or its Subsidiaries under a Parent IP Contract.

(d) Each item of Intellectual Property currently owned by or registered in the name of Parent or any of its Subsidiaries (the “Parent Owned Intellectual Property”) (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any Lien subject to Permitted Liens; (iv) to the knowledge of Parent, has not been, and is not currently, infringed upon or misappropriated by any third parties or persons; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; (vi) to the knowledge of Parent, is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof; and (vii) any applications, registrations and other filings for which will not be required to be renewed for at least ninety (90) days after the Closing. Parent and its Subsidiaries have taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and their proprietary rights in all of the Parent Owned Intellectual Property not otherwise protected by patents, patent applications, or copyright or trademark law.

(e) Parent has delivered or will deliver to the Company within ten (10) days after execution of this Agreement copies of all United States, non-United States and international (i) patents, patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications of Parent and each of its Subsidiaries; and (ii) all registrations of Parent and each of its Subsidiaries of, and applications to register, other Parent Intellectual Property rights, including, without limitation, with respect to trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Parent Registered Intellectual Property”). Except to the extent that there is not a Material Adverse Effect on Purchaser and its Subsidiaries, all necessary registration, maintenance and renewal fees in connection with each item of Parent Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or

their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining Parent’s and its Subsidiaries’ rights in such Parent Registered Intellectual Property.

(f) Parent has no knowledge of any facts, circumstances or information that (i) would render any Parent Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Parent Registered Intellectual Property; or (iii) would adversely affect, impede or otherwise limit the ability of any of Parent or its Subsidiaries to use, commercialize, license or exploit any Parent Intellectual Property in the manner currently used by Parent and its Subsidiaries in the conduct of their business.

(g) All directors, officers, management employees, and technical and professional employees of Parent and its Subsidiaries are under written obligation to Parent and its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Parent and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

4.11 Taxes.

(a) Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of Parent and its Subsidiaries (“Parent Group”) have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. Parent Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of Parent Group with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Reserves. The amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before July 31, 2004 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Parent Balance Sheet, and the amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Parent Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since July 31, 2004 in accordance with past custom and practice.

4.12 Brokers. No broker, finder or investment banker other than Adams, Harkness & Hill, Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

4.13 Prior Transactions. The execution and delivery of this Agreement by Parent, and the performances of this Agreement by Parent, including the exchange of Shares for Parent Stock as contemplated by Section 2.6(a) will not

(a) result in the Quantum Common Shares (as defined in the Contribution and Distribution Agreement dated as of July 23, 2002 by and between IMPCO Technologies, Inc. and Parent (the “Distribution Agreement”)) issued pursuant to the Distribution Agreement failing to qualify as qualified property for purposes of Sections 355(c)(2) or 361(c)(2) of the Code by reason of Section 355(e) of the Code; or

(b) violate any obligation of Parent under or relating to the Distribution Agreement.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice or in accordance with the budget established by the Company and provided to Parent. The Company shall use its best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of a maximum of 860,733 shares of Company Common Stock issuable pursuant to the Company stock option plans and the Directors’ Share Plan outstanding on the date hereof in accordance with their present terms); or (ii) any material assets of the Company or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases required under Company Stock Option Plans in accordance with their present terms;

(e) (i) acquire (including, without limitation, by merger, share exchange, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to (A) any single capital expenditure which is, individually, in excess of $300,000, (B) in each financial quarter, in the aggregate for the Company and its Subsidiaries taken as a whole in excess of $500,000 or (C) commitments in accordance with the budget established by the Company and provided to Parent; or (iv) make or direct to be made any capital investments or equity investments in any entity, other than investments in any of its wholly-owned Subsidiaries, in excess of $300,000 for a single transaction and $300,000 in the aggregate;

(f) except for changes expressly required or contemplated in this Agreement, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries; or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability;

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, other than in the ordinary course of business and consistent with past practice;

(k) commence or settle any material Action;

(l) knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

(m) fail to maintain its property and assets in customary repair, order and condition, reasonable wear and use excepted;

(n) fail to maintain its books account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

(o) fail to comply in all material respects with applicable Laws;

(p) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the Transactions; or

(q) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

5.2 Conduct of Business of Parent. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a) amend or otherwise change its Articles of Incorporation or By-laws in any manner adverse to the interest of the Company securityholders;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any of its Subsidiaries for less than reasonably equivalent fair market value (other than shares issuable pursuant to Parent’s equity compensation plans or pursuant to outstanding warrants); or (ii) any material assets of Parent or any of its Subsidiaries for less than reasonably equivalent fair market value, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) declassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases pursuant to existing stock option plans in accordance with their present terms;

(e) knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

(f) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the Transactions; or

(g) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise to make a commitment to do any of the foregoing.

5.3 Conduct of Business of Purchaser. During the period from the date of this Agreement to the Effective Time, Purchaser shall not engage in activities of any nature except as provided in or contemplated by this Agreement.

5.4 No Contravention. The Company, Parent and Purchaser shall not, and shall not permit any of their respective Subsidiaries to take any action that would, or would reasonably be expected to, result in:

(a) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality being untrue;

(b) any of such representations and warranties that is not so qualified being untrue in any material respect; or

(c) any condition to the Merger set forth in Article 7 not being satisfied.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Shareholders’ and Stockholders’ Meetings.

(a) The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company’s Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective for the purpose of considering and taking action on this Agreement and the Transactions (the “Company Shareholders’ Meeting”); and (ii) subject to Section 6.5(b), (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to the Purchaser or Parent, the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement and the Transactions; and (B) use its reasonable best efforts to obtain such approval and adoption.

(b) Parent, acting through Parent Board, shall, in accordance with applicable Law and Parent’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date upon which the Registration Statement becomes effective for the purpose of considering and taking action on the issuance of Parent Stock contemplated by this Agreement and the Transactions (the “Parent Stockholders’ Meeting”); and (ii) subject to Section 6.6(b), (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to the Company, the recommendation of Parent Board that the stockholders of Parent approve the issuance of Parent Stock pursuant to this Agreement; and (B) use its reasonable best efforts to obtain such approval and adoption.

6.2 Registration Statement; Proxy Statement.

(a) As promptly as possible, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement and use reasonable efforts to have the Registration Statement declared effective. The Company and Parent shall prepare and file a preliminary joint Proxy Statement which shall be included as a prospectus in the Registration Statement. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement and Registration Statement, and notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC. The parties shall provide each other and counsel the opportunity to review the Proxy Statement and Registration Statement, including all amendments and supplements thereto, prior to filing them with the SEC and shall give each other and counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Parent Stockholders’ Meeting and the Company Shareholders’ Meeting at the earliest practicable time. The Registration Statement and the Proxy Statement and all amendments and supplements thereto, shall comply with applicable Law and be in form and substance satisfactory to the Company and Parent.

(b) Each of the Company and Parent shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practical after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in the Merger and the Company shall furnish all information concerning the Company and its security holders as may be reasonably requested in connection with any such action.

(c) If, at any time, prior to receipt of approval from the Company’s shareholders or Parent’s stockholders, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement or Registration Statement, the

parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company’s shareholders and Parent’s stockholders.

6.3 Accountants’ Letter.

(a) The Company shall cause to be delivered to Parent a letter of Crowe Chizek & Company LLC, the Company’s independent auditors, such letter dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent, and customary in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company, if requested by Parent, shall use reasonable efforts to cause to be delivered to Parent an update, dated not more than two (2) business days prior to the Closing Date, of the letter of its independent auditors described in the preceding sentence.

(b) Parent shall cause to be delivered to the Company a letter of Ernst & Young LLP, Parent’s independent auditors, such letter dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company, and customary in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Parent, if requested by the Company, shall use reasonable efforts to cause to be delivered to the Company an update, dated not more than two (2) business days prior to the Closing Date, of the letter of its independent auditors described in the preceding sentence.

(c) The Company shall cause its consolidated financial statements (including notes thereto) for the year ended October 3, 2004 (the “Audited 2004 Financial Statements”) to be audited by Crowe Chizek & Company LLC and shall receive an unqualified report of such firm with respect thereto. Promptly upon issuance of such Audited 2004 Financial Statements and report, the Company shall provide a copy to Parent.

6.4 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time, to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through their officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, to the extent permitted by applicable Law, Parent shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of Parent and its Subsidiaries to, afford the officers, employees and agents of the Company complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Parent and each of its Subsidiaries, and shall furnish the Company with such financial, operating and other data and information as the Company, through their officers, employees or agents, may reasonably request.

(b) All information obtained by Parent or Purchaser, on the one hand, or the Company, on the other, pursuant to this Section 6.4 shall be kept confidential in accordance with the confidentiality agreement, dated October 8, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

(c) From the date of this Agreement to the Effective Time, each of the Company and Parent will cause one (1) or more of their respective designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of its ongoing operations and to deliver to the other party (on a monthly basis) unaudited consolidated balance sheets and related consolidated statements of income for the period since the last such report. Such financial statements shall be materially complete, accurate and correct and present fairly, in all material respects, the financial condition as of the end of each such period and shall present fairly in all material respects the results of operations for such period, in accordance with GAAP consistently applied, except for the absence of footnotes thereto and normal year-end adjustments, consistent with past practice. Each of the Company and Parent will promptly notify the other party of any material change in the normal course of its or its Subsidiaries’ business or in its or its Subsidiaries’ properties.

(d) No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.5 No Solicitation of Transactions by the Company.

(a) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Company Acquisition Proposal, including a Company Superior Proposal; (ii) enter into any agreement with respect to any Company Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Company Acquisition Proposal, except that the Company may take any action referred to in this clause (iii) if: (A) the Company Board determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable Law; (B) the Company Board determines in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal; and (C) after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.5, made by a third person to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, if and only if, the Company Board reasonably determines (after consultation with its financial advisor and outside counsel): (x) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent; and (y) that the person or entity making such Company Superior Proposal is capable of consummating such Company Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

(b) Except as set forth in this Section 6.5(b), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or any other Transaction. Notwithstanding the foregoing, in the event that, in connection with a Company Acquisition Proposal, the Company Board determines in good faith (i) after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable Law; and (ii) that the Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may withdraw or modify its approval or recommendation of the Transactions or approve or recommend, or propose publicly to approve or recommend, such Company Acquisition Proposal.

(c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal.

(d) The Company shall promptly advise Parent orally and in writing of (i) any Company Acquisition Proposal or any request for information with respect to any Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making such Company Acquisition Proposal or request and the material terms of the Company Acquisition Proposal or request; and (ii) any changes in any such Company Acquisition Proposal or request. The Company shall keep Parent informed of the status of such Company Acquisition Proposal or request and promptly provide Parent with copies of all information provided in writing by the party making the Company Acquisition Proposal or request.

(e) Nothing contained in this Section 6.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders, if the Company Board determines in good faith, after having received advice in writing from outside legal counsel, that such action is required under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as permitted by Section 6.5(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger or any other Transaction or shall approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, including a Company Superior Proposal.

(f) The Company agrees, except as the Company Board reasonably determines in good faith to be required by its fiduciary duties under applicable Law, after having received advice in writing from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

6.6 No Solicitation of Transactions by Parent.

(a) Neither Parent nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Parent Acquisition Proposal, including a Parent Superior Proposal; (ii) enter into any agreement with respect to any Parent Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Parent Acquisition Proposal, except that Parent may take any action referred to in this clause (iii) if: (A) Parent Board determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable Law; (B) Parent Board determines in good faith that the Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (C) after giving prior written notice to the Company and entering into a customary confidentiality agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.6, made by a third person to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the equity securities of Parent entitled to vote generally in the election of directors or all or substantially all of the assets of Parent, if and only if, Parent Board reasonably determines (after consultation with its financial advisor and outside counsel): (x) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by the Company; and (y) that the person or entity making such Parent Superior Proposal is capable of consummating such Parent Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

(b) Except as set forth in this Section 6.6(b), neither Parent Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by Parent Board of the issuance of Parent Stock in the Merger. Notwithstanding the foregoing, in the event that, in connection with a Parent Acquisition Proposal, Parent Board determines in good faith (i) after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable Law; and (ii) that the Parent Acquisition Proposal constitutes a Parent Superior Proposal, Parent Board may withdraw or modify its approval or recommendation of the issuance of Parent Stock in the Merger or approve or recommend, or proposed publicly to approve or recommend, such Parent Acquisition Proposal.

(c) Parent shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Parent Acquisition Proposal.

(d) Parent shall promptly advise the Company orally and in writing of (i) any Parent Acquisition Proposal or any request for information with respect to any Parent Acquisition Proposal, the material terms and conditions of such Parent Acquisition Proposal or request and the identity of the person making such Parent Acquisition Proposal or request and the material terms of the Parent Acquisition Proposal or request; and (ii) any changes in any such Parent Acquisition Proposal or request. Parent shall keep the Company informed of the status of such Parent Acquisition Proposal or request and promptly provide the Company with copies of all information provided in writing by the party making the Parent Acquisition Proposal or request.

(e) Nothing contained in this Section 6.6 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders, if Parent Board determines in good faith, after having received advice in writing from outside legal counsel, that such action is required under applicable Law; provided, however, that neither Parent nor Parent Board nor any committee thereof shall, except as permitted by Section 6.6(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the issuance of Parent Stock in the Merger or shall approve or recommend, or propose publicly to approve or recommend, any Parent Acquisition Proposal, including a Parent Superior Proposal.

6.7 Employee Benefits Matters.

(a) Parent shall offer employment with Parent or the Surviving Corporation to those persons set forth on Exhibit ”C” on substantially the terms set forth on Exhibits “C-1” through “C-5.”

(b) The Company shall cause its employment, severance, change of control, and similar agreements with Kelly Rose to be terminated at or prior to the Effective Time, and the Company and Kelly L. Rose shall enter into agreements providing for the separation from service of Mr. Rose as of the Effective Time, and the consulting arrangements, payments and conveyances to or for the benefit of Mr. Rose substantially on the terms described on Exhibit “D.”

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 10 of the Amended and Restated Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify, defend and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Transactions; or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company’s Articles of Incorporation or By-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (A) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received; and (B) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.8(b) to pay the fees and expenses of more than one (1) counsel for all Indemnified Parties in any single action except to the extent that two (2) or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall use its best efforts to maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company, or instead, policies of at least the same coverage containing terms and conditions that are not materially less favorable, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to Section 6.8(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $100,000 per annum in the aggregate).

6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; and

(b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.10 HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Law, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Law. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses, including, subject to applicable Law and privileges, including the attorney-client privilege, providing copies of all such documents to the other party and its advisors prior to filing or responding.

6.11 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange or the Nasdaq Stock Market, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12 Affiliates. Promptly after execution of this Agreement, each of the Company and Parent shall deliver to the other a letter identifying all persons who are “affiliates” of the Company or Parent, as applicable, for purposes of Rule 145 under the Securities Act. Each of the Company and Parent shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party on or before the mailing of Proxy Statement a written “affiliates” agreement, substantially in the form of Exhibit “F.” Certificates surrendered for exchange by any person constituting an “affiliate” of the Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for shares of Parent Stock until the parties have received such agreement described in the preceding sentence.

6.13 Parent Board. Parent Board will, prior to the Effective Time, cause the number of directors comprising a full Parent Board to be increased immediately following and conditioned on the Effective Time to not more than seven (7) voting members, one (1) of which shall include Jeff Beitzel; provided, that to the extent such appointment would cause Parent to fail to have a majority of directors who qualify as independent directors under the Nasdaq Stock Market rules, Parent shall take all actions reasonably necessary to identify an individual who qualifies as an independent director under the Nasdaq Stock Market rules who is willing to serve as a director of Parent and shall appoint concurrently Jeff Beitzel and such additional independent director to serve on Parent Board. If prior to his appointment as a director of Parent, Mr. Beitzel shall decline or be unable to serve as a director of Parent, the Company Board shall designate another person to serve in such person’s stead, subject to the approval of a majority of Parent Board at that time and subject to compliance with the Nasdaq Stock Market rules. Mr. Beitzel shall provide Parent with his written consent to serve as a director of Parent and to be named as a director in the joint Proxy Statement. Nothing in this Section 6.13 shall limit Parent’s ability to comply with its contractual obligation to elect a director nominated by General Motors.

6.14 Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party shall use all reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Morrison & Foerster LLP and Barnes & Thornburg LLP to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Each of Parent and the Company will, upon the request of such counsel, provide customary representation letters, substantially in the form attached hereto as Exhibits “G” and “H,” each dated on or about the date the Proxy Statement is mailed to the stockholders of Parent and the shareholders of the Company and reissued as of the Closing Date.

6.15 Voting Agreements.

(a) The Company shall use its best efforts to keep those certain Voting Agreements (the “Company Voting Agreements”) between Parent and those persons on Exhibit “I” entered into as of the date hereof in full force and effect.

(b) Parent shall use its best efforts to keep those certain Voting Agreements (“Parent Voting Agreements”) between the Company and those persons on Exhibit “J” entered into as of the date hereof in full force and effect.

6.16 Nasdaq Listing. Parent shall use all reasonable efforts to cause the shares of Parent Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date. The Company shall cooperate with Parent and provide such information as may be reasonably requested by Parent to obtain such listing approval.

6.17 Resale Registration Statements.

(a) To the extent legally permitted under the Securities Act, other applicable Laws and the policies of the SEC, Parent shall use commercially reasonable efforts to file, as soon as reasonably practicable after the Effective Time (and in any event within 10 days thereafter), a registration statement on Form S-3 (or other available registration form) (the “Noteholder Registration Statement”) in order to register for resale any shares of the common stock of Parent that may be issued upon conversion of the Notes, and to cause the Noteholder Registration Statement to become effective as soon as reasonably practicable after receiving the clearance of the SEC of the Noteholder Registration Statement and to maintain the effectiveness of such registration statement for such time as may be required under the terms of the Registration Rights Agreement dated July 12, 2004 among the Company and the holders of the

Notes. Parent’s obligations in respect of the Noteholder Registration Statement will be subject to the noteholders’ compliance with their obligations under that certain Registration Rights Agreement dated July 12, 2004.

(b) Parent shall enter into a registration rights agreement with Kelly L. Rose. Jeffrey P. Beitzel, Douglass C. Goad and Richard C. Anderson in the form set forth on Exhibit “E” to provide for resale of shares of Parent Stock received by such individuals in the Merger.

6.18 Form S-8. Parent shall file with the SEC, no later than thirty (30) days after the Effective Time, a registration statement on Form S-8 (or any successor form) relating to shares of Parent Stock issuable pursuant to assumed awards under the Company Stock Options, if any, that are eligible for inclusion on Form S-8, and shall use all commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with Blue Sky Laws, for so long as such Company Stock Options remain outstanding.

6.19 Reservation of Parent Stock. Parent shall take all actions reasonably necessary for the issuance of shares of Parent Stock upon conversion of the Notes in accordance with Section 2.6(e), including the reservation of a sufficient number of authorized but unissued shares of Parent Stock for the issuance of such Parent Stock upon conversion of the Notes.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Mutual Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Shareholder and Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the shareholders of the Company in accordance with (i) Indiana Law; (ii) its Articles of Incorporation; and (iii) the rules and regulations of the Nasdaq Stock Market. The issuance of Parent Stock pursuant to the Merger shall have been approved by the affirmative vote of the stockholders of Parent in accordance with the rules and regulations of the Nasdaq Stock Market.

(b) HSR Act; Other Competition Acts. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and in the other countries where a merger filing was necessary shall have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Stock pursuant to the Merger.

(e) Listing Approval. Parent Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, and Nasdaq shall not have objected to the consummation of the Transactions.

7.2 Parent Conditions. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) The Company and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed at or prior to the Closing Date, except that the obligations provided for in Section 6.5 shall have been performed in all respects. The representations of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement. Parent shall have received a certificate of Company as to the satisfaction of this condition.

(b) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the merger to any obligation, right or interest of the Company or any of its Subsidiaries under the Material Contracts.

(d) Arrangements to accomplish the redemption or conversion of all options, warrants and convertible securities of the Company (including the Notes) as contemplated herein, and any ancillary or supporting documentation deemed necessary by Parent to provide for such arrangements, shall be satisfactory to Parent in its reasonable discretion and enforceable against the holders of any such options, warrants and convertible securities.

(e) Parent shall have received executed affiliate agreements in substantially the form of Exhibit “F” from each person named as an affiliate in the Company letter referred to in Section 6.12.

(f) Parent shall have received a written opinion, dated as of the Closing Date, from Morrison & Foerster LLP, counsel to Parent, substantially in the form attached hereto as Exhibit “K,” to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, their counsel shall be entitled to rely upon customary representation provided by the parties hereto substantially in the form attached as Exhibits “G” and “H.”

(g) Holders of no more than five percent (5%) of the Shares as of the Closing Date shall have elected to, or continue to have contingent rights to, exercise dissenters’ or similar rights under Indiana Law with respect to such shares.

(h) Those persons set forth in Exhibit ”C” shall have entered into employment agreements with Parent or Surviving Corporation on substantially the terms set forth on Exhibits “C-1” through “C-5”.

(i) The Company shall have caused its employment, severance, change of control, and similar agreements with Kelly Rose to be terminated at or prior to the Effective Time, and the Company and Kelly L. Rose shall have entered into agreements providing for the separation from service of Mr. Rose as of the Effective Time, and the consulting arrangements, payments and conveyances to or for the benefit of Mr. Rose substantially on the terms described on Exhibit “D.”

7.3 Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Parent and Purchaser shall have performed in all material respects their obligations under this Agreement required to be performed at or prior to the Closing Date, except that the obligations provided for in Section 6.7 shall have been performed in all respects. The representations of Parent and Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement. The Company shall have received a certificate of Parent as to the satisfaction of this condition.

(b) The Company shall have received a written opinion, dated as of the Closing Date, from Barnes & Thornburg LLP, counsel to the Company, substantially in the form attached hereto as Exhibit “L,” to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, tax counsel shall be entitled to rely upon customary representations provided by the parties hereto substantially in the form attached as Exhibits “G” and “H.”

(c) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after any approval and adoption of this Agreement and the Transactions by the shareholders of the Company or the stockholders of Parent:

(a) By mutual written consent of each of Parent, Purchaser and the Company.

(b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before May 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(c) By the Company if there shall have been a breach of a representation and warranty or obligation of Parent or Purchaser hereunder that would give rise to the failure of a condition set forth in Section 7.3(a) and, if such breach (other than a breach of Section 6.6) is curable, such default shall have not been remedied within ten (10) days after receipt by Parent of notice in writing from the Company specifying in reasonable detail such breach and requesting that it be remedied; provided, that such ten (10)-day period shall be extended for so long as Parent or Purchaser shall be making all reasonable efforts to cure such breach, unless the breach is not susceptible of a cure.

(d) By Parent if there shall have been a breach of a representation and warranty or obligation of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.2(a) and, if such breach (other than a breach of Section 6.5) is curable, such default shall have not been remedied within ten (10) days after receipt by the Company of notice in writing from Parent or Purchaser specifying in reasonable detail such breach and requesting that it be remedied; provided, that such ten (10)-day period shall be extended for so long as the Company shall be making all reasonable efforts to cure all such breaches, unless the breach is not susceptible of a cure.

(e) By Parent or Purchaser if (i) the Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation (or failed to make such recommendation) of this Agreement or the Transactions, or shall have resolved to do any of the foregoing, in each case whether or not permitted by the terms of this Agreement; (ii) the Company Board shall have approved or recommended a Company Acquisition Proposal other than the Merger or proposed publicly to do so, in each case whether or not permitted by the terms of this Agreement; or (iii) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under Indiana Law subsequent to such effectiveness) the Company fails to call and hold a duly convened meeting of the shareholders of the Company for purposes of obtaining the Company Shareholder Approval by the Outside Date.

(f) By the Company if (i) Parent Board shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation (or failed to make such recommendation) of the issuance of Parent Stock in the Merger, or shall have resolved to do any of the foregoing, in each case whether or not permitted by the terms of this Agreement; (ii) Parent Board shall have approved or recommended a Parent Acquisition Proposal other than the Merger or proposed publicly to do so, in each case whether or not permitted by the terms of this Agreement; or (iii) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under Delaware law subsequent to such effectiveness) Parent fails to call and hold a duly convened meeting of the stockholders of Parent for purposes of obtaining Parent Stockholder Approval by the Outside Date.

(g) By Parent or the Company if the Company Shareholder Approval is not obtained at a duly held meeting of shareholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by or related to the Company’s willful breach of this Agreement.

(h) By Parent or the Company if Parent Stockholder Approval is not obtained at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by or related to Parent’s willful breach of this Agreement.

(i) By the Company in the event that:

(i) the Daily Volume Weighted Average Price of Parent Stock over a period of ten (10) trading days (the “Measurement Value”) ending on the business day following the Company Shareholder’s Meeting (the “Measurement Date”) is less than $5.00 per share; and

(ii) the Company notifies Parent orally and in writing by 5:00 p.m. Pacific Time on the day following the Measurement Date that the Company desires to exercise its rights under this Section 8.1(i); and

(iii) Parent does not notify the Company orally and in writing on or before 5:00 p.m. Pacific Time on the date two (2) business after the Company’s notification under subsection (ii), above (during which two (2) business days the Closing shall not occur unless Parent has increased the Exchange Ratio as provided in this Section 8.1(i)(iii)), that Parent exercises its right to increase the Exchange Ratio in a manner calculated to cause the aggregate number of shares of Parent Stock issuable on the Merger under Section 2.6(a) to equal the quotient of $121,500,000 divided by the Measurement

Value determined as of the date of Parent’s notice pursuant to this Section 8.1(i)(iii). Parent shall have no obligation to increase the Exchange Ratio;

For purposes of this Section 8.1(i), the fifth business day following the Measurement Date is referred to as a “Renewal Date” and the fifth business day following such Renewal Date and any subsequent Renewal Date shall likewise be a “Renewal Date.” If Parent has exercised its right to increase the Exchange Ratio, but the Closing does not occur on or before the following Renewal Date, the Company shall again have the right to recalculate the Measurement Value as of the business day following that Renewal Date (or any subsequent Renewal Date until the Closing occurs or this Agreement is terminated) in the manner provided in Section 8.1(i)(i) above and, if the Measurement Value as so calculated is less than $5.00 per share, the Company shall again be entitled to exercise its termination rights under this Section 8.1(i) upon notice to Parent as provided in 8.1(i)(ii), subject to Parent’s right to increase the Exchange Ratio as provided in Section 8.1(i)(iii), which shall in turn be subject to the Closing occurring on or before the following Renewal Date as provided herein. Parent shall have no obligation to increase the Exchange Ratio.

(j) By the Company upon acceptance of a Company Superior Proposal; provided, that the Company is not in breach of Section 6.5 and complies with Section 8.3(a).

(k) By Parent upon acceptance of a Parent Superior Proposal; provided, that Parent is not in breach of Section 6.6 and complies with Section 8.3(a).

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in this Section 8.2, Section 8.3 and Article 9 and nothing herein shall relieve any party from liability for any fraud or willful breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

8.3 Fees.

(a) Acquisition Proposal.

(i) The Company shall pay Parent promptly (but in no event later than one (1) business day after the first of such events shall have occurred) a fee of $3.25 million (the “Fee”), which amount shall be payable in immediately available funds, less any amounts previously paid under Section 8.3(b) or (c), in the event:

(A) the Company is in breach of Section 6.5;

(B) this Agreement is terminated by Parent or Purchaser pursuant to Section 8.1(e);

(C) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than thirty-five percent (35%) of the then-outstanding Shares, and this Agreement shall have been terminated pursuant to Section 8.1(b) or (d);

(D) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g) and (x) a Company Acquisition Proposal has been proposed to the Company or its shareholders at or prior to the time the Company Shareholder Approval is sought to be obtained; or (y) any third party (other than Parent or an affiliate thereof) shall have publicly announced an intention to make a Company Acquisition Proposal with respect to the Company at or prior to the time the Company Shareholder Approval is sought to be obtained, and either: (A) such proposed Company Acquisition Proposal has not been absolutely and unconditionally withdrawn or abandoned by such third party (unless the Company Board publicly announces that it unconditionally rejects the Company Acquisition Proposal within ten (10) days after the announcement thereof by the third party); or (B) notwithstanding the withdrawal of such Company Acquisition Proposal as provided in the foregoing clause (A), an agreement for such Company Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is entered into, or such Company Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is consummated, within twelve (12) months of the date the Company Shareholder Approval is sought to be obtained as provided above; or

(E) this Agreement is terminated pursuant to Section 8.1(j).

(ii) Parent shall pay the Company promptly (but in no event later than one (1) business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, less any amounts previously paid under Section 8.3(b) or (c), in the event:

(A) Parent is in breach of Section 6.6;

(B) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(C) any person (including, without limitation, Parent or any affiliate thereof), other than the Company or any affiliate of the Company, shall have become the beneficial owner of more than thirty-five percent (35%) of the then-outstanding shares of Parent Stock, and this Agreement shall have been terminated pursuant to Section 8.1(b) or (c);

(D) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h), and (x) a Parent Acquisition Proposal has been proposed to Parent or its stockholders at or prior to the time Parent Stockholder Approval is sought to be obtained; or (y) any third party (other than Parent or an affiliate thereof) shall have publicly announced an intention to make a Parent Acquisition Proposal with respect to Parent at or prior to the time Parent

Stockholder Approval is sought to be obtained, and either: (A) such proposed Parent Acquisition Proposal has not been absolutely and unconditionally withdrawn or abandoned by such third party (unless Parent Board publicly announces that it unconditionally rejects the Parent Acquisition Proposal within ten (10) days after the announcement thereof by the third party); or (B) notwithstanding the withdrawal of such Parent Acquisition Proposal as provided in the foregoing clause (A), an agreement for such Parent Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is entered into, or such Parent Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is consummated, within twelve (12) months of the date Parent Stockholder Approval is sought to be obtained as provided above; or

(E) this Agreement is terminated pursuant to Section 8.1(k).

(b) Shareholder and Stockholder Votes. In the event this Agreement is terminated pursuant to Section 8.1(g), the Company shall pay Parent the Parent Expenses in immediately available funds, and in no event later than three (3) business days after submission of statements therefor. In the event this Agreement is terminated pursuant to Section 8.1(h), Parent shall pay the Company the Company Expenses in immediately available funds, and in not event later than three (3) business days after submission of statements therefor.

(c) Breach. In the event this Agreement is terminated by the Company pursuant to Section 8.1(c), Parent shall pay the Company promptly the Company Expenses. In the event this Agreement is terminated by Parent or Purchaser pursuant to Section 8.1(d), the Company shall pay Parent promptly the Parent Expenses.

(d) Other Costs. Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement, the Voting Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. Parent shall pay the applicable HSR Act filing fee and any other applicable antitrust fees.

8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Company Board or Parent Board at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5 Waiver. Subject to Section 6.3, at any time prior to the Effective Time, any party hereto may extend the time for the performance of any obligation or other act of any other party hereto, waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Purchaser:

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Facsimile No: 949-474-3086

Attention: Alan P. Niedzwiecki

with a copy to:

Morrison & Foerster LLP

19900 MacArthur Boulevard

Twelfth Floor

Irvine, California 92612

Facsimile No: 949-251-7149

Attention: Craig S. Mordock

if to the Company:

Starcraft Corporation

1123 South Indiana Avenue

Goshen, Indiana 46526

Facsimile No: 574-534-1238

Attention: Michael H. Schoeffler

with a copy to:

Barnes & Thornburg LLP

121 West Franklin Street, Suite 200

Elkhart, Indiana 46516

Facsimile No: 574-296-2535

Attention: Rand W. Nilsson

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible. The representations and warranties of the parties hereto set forth in this Agreement shall expire at the Effective Time.

9.3 Entire Agreement; Assignment. This Agreement and the Voting Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; and provided, further, that no such assignment may effect any change in the form or amount of the Merger Consideration required under Article 2.

9.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.8 and the express provisions of Exhibits “C” and “E” (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

9.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court thereof. The parties hereto hereby

(a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

9.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10 Investigation. The respective representations of Parent, Purchaser and the Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation conducted by any party hereto either before or after the execution of this Agreement.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ Alan P. Niedzwiecki
	Name:	Alan P. Niedzwiecki
	Title:	President and Chief Executive Officer

QUAKE SUB, INC.

By:	/s/ Alan P. Niedzwiecki
	Name:	Alan P. Niedzwiecki
	Title:	President

STARCRAFT CORPORATION

By:	/s/ Michael H. Schoeffler
	Name:	Michael H. Schoeffler
	Title:	Co-Chief Executive Officer

LIST OF EXHIBITS

EXHIBIT A	Surviving Corporation Articles of Incorporation

EXHIBIT B	Surviving Corporation By-laws

EXHIBIT C	Employees to Enter into Employment Agreements

EXHIBIT C-1	Form of Beitzel Employment Agreement

EXHIBIT C-2	Form of Schoeffler Employment Agreement

EXHIBIT C-3	Form of Anderson Employment Agreement

EXHIBIT C-4	Form of Goad Employment Agreement

EXHIBIT C-5	Form of Katona Employment Agreement

EXHIBIT D	Terms of Rose Separation

EXHIBIT E	Form of Registration Rights Agreement

EXHIBIT F	Form of Affiliate Letter

EXHIBIT G	Form of Tax Representation Letter from Parent

EXHIBIT H	Form of Tax Representation Letter from the Company

EXHIBIT I	Company Voting Agreements

EXHIBIT J	Parent Voting Agreements

EXHIBIT K	Form of Morrison & Foerster LLP Tax Opinion

EXHIBIT L	Form of Barnes & Thornburg LLP Tax Opinion